Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Tom Flies XATA Corporation 952-707-5600 tom.flies@xata.com

FLEET INTELLIGENCE

XATA Releases First Quarter Results

MINNEAPOLIS, January 27, 2005—XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today reported net sales of $4.5 million in its first quarter of fiscal 2005, which ended December 31, 2004, compared to $3.3 million in the first quarter of fiscal 2004. Deferred revenue increased to $6.4 million in the first quarter of fiscal 2005 compared to $4.2 million in the fourth quarter of fiscal 2004.

First quarter revenue was derived from OpCenter related system sales totaling $3.2 million, OpCenter services totaling $928,000, and $445,000 of recognized revenue from sales of XATANET. The higher deferred revenue at the end of the first quarter is a result of increasing XATANET sales. Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Accordingly, we expect reported revenue from this product will increase gradually as the subscriber base grows.

“We are encouraged with our progress, including a growing cash balance, strong sales of our OpCenter™ fleet management system and a growing list of subscribers for our XATANET™ web-based fleet management system”, reported Craig Fawcett, XATA president and chief executive officer.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $994,000, or $0.15 per share on a basic and diluted basis, for its first fiscal quarter, versus a net loss of $455,000, or $0.07 per share on a basic and diluted basis, for the first fiscal quarter of 2004.

Research and development expense associated with the development of new products totaled $996,000 in the first quarter. In addition, the company invested $113,000 in the first quarter on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. The total investment in products, including both the development of new products and the enhancement of existing products, was $1.1 million for the first quarter.

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XATA Releases Fiscal 2004 Results — Page 2

“Despite continued heavy investment in product development, we generated positive cash flow from operations in our first fiscal quarter. We will continue to strategically invest in our products to satisfy demand for higher value applications and increase our market leading position.” continued Fawcett.

The company highlighted the following recent accomplishments:

•	Continued fulfilling orders for its XATANET web-based fleet management system to multiple customers, including Penske Truck Leasing Co., L.P. in which Penske offers the XATANET web-based fleet management system to its lease customers throughout North America.

•	Continued fulfilling orders for its OpCenter enterprise fleet management system to multiple customers, including orders related to the United States Postal Service 2004 cargo van purchase.

•	Filed 3 patents and 2 trademarks with the U.S. Patent & Trademark Office relating to new product development initiatives.

Cost of sales as a percent of net sales increased slightly in the first quarter compared to the first quarter of fiscal 2004 due primarily to the costs associated with bringing a new product platform to market. Selling, general and administrative expenses increased in the first quarter due primarily to additional staffing to support revenue growth, but remained about the same as a percentage of sales due to continued efforts to control operating expenses.

Cash and cash equivalents totaled $6.1 million on December 31, 2004. This amount is up from $5.3 million on September 30, 2004 as a result of cash generated from operating activities.

“Our strategy remains the same: focus on execution, grow our subscriber base, and strategically invest to further improve our competitive position and long-term growth prospects,” concluded Fawcett.

About XATA
 A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 35,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to

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XATA Releases Fiscal 2004 Results — Page 3

adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Month Period Ended
	December 31,	December 31,
	2004	2003
Net sales	$4,538	$3,270
Cost of sales	3,062	2,116
Selling, general and administrative	1,490	1,054
Research and development	996	533

Total costs and expenses	5,548	3,703

Loss from operations	(1,010)	(433)
Interest and other expense, net	16	(22)

Loss before income taxes	(994)	(455)
Income tax expense	—	—

Net loss	(994)	(455)

Preferred stock dividends and deemed dividends	(151)	(640)

Net loss to common shareholders	$(1,145)	$(1,095)

Net loss per common share — basic and diluted
Net loss	$(0.15)	$(0.07)
Loss to common shareholders	(0.16)	(0.16)

Weighted average common and common share equivalents
Basic & Diluted	7,131	6,950

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XATA Releases Fiscal 2004 Results — Page 4

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	December 31,	September 30,
	2004	2004
Current assets
Cash and cash equivalents	$6,082	$5,322
Accounts receivable, net	3,492	5,501
Inventories	968	1,067
Deferred product costs	980	511
Prepaid expenses	189	232

Total current assets	11,711	12,633
Equipment and leasehold improvements, net	732	456
Deferred product costs, non-current	490	303

Total assets	$12,933	$13,392

Current liabilities
Bank line of credit	$—	$518
Current maturities of long-term debt	—	231
Accounts payable	1,079	1,734
Accrued liabilities	1,108	1,593
Deferred revenue	4,380	2,658

Total current liabilities	6,567	6,734
Long-term debt	—	20
Deferred revenue, non-current	2,009	1,502

Total liabilities	8,576	8,256
Shareholders’ equity
Common stock	19,244	19,073
Preferred stock	4,118	3,923
Accumulated deficit	(19,005)	(17,860)

Total shareholders’ equity	4,357	5,136

Total liabilities and shareholders’ equity	$12,933	$13,392

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